Exhibit 10.33

BENSON HILL, INC. RESTRICTED STOCK UNIT AGREEMENT
2023 DIRECTOR AWARD
This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into effective August 11, 2023 (the “Grant Date”) by and between BENSON HILL, INC. (the “Company”) and the individual signatory to this Agreement (“you”). The Company adopted the Benson Hill, Inc. 2021 Omnibus Incentive Plan (the “Plan”) pursuant to which awards of Restricted Stock Units may be granted.
In consideration of the services you render to the Company, the Company hereby issues you 61,869 Restricted Stock Units (the “RSUs”). Each RSU represents the right to receive one share of Company Common Stock upon vesting and settlement of the RSU. Your RSUs are subject to the following terms and conditions, as well as the terms and conditions of the Plan. Unless otherwise specified, capitalized terms used but not defined below have the meaning ascribed to them in the Plan.
1.Vesting and Settlement. Your “Vesting Start Date” is August 11, 2023. Subject to your continued service, your RSUs will vest on the earlier of the first anniversary of the grant date or next year's annual shareholder meeting.
If your service terminates for any reason before your RSUs fully vest, you will automatically forfeit all interests and rights related to your unvested RSUs upon such termination of your service. You will have no right or interest in any forfeited RSUs and neither the Company nor any Affiliate will have any further obligations under this Agreement.
Subject to Section 6 (Taxes) of this Agreement, any portion of your RSUs that has achieved the vesting requirements will be settled within 60 days following the applicable vesting date. Upon settlement of your RSUs, the Company shall (a) issue and deliver to you the number of shares of Common Stock equal to the number of RSUs that vest on the vesting date (subject to any reduction of delivered shares via a net settlement agreement with the Company for withholding tax purposes), and (b) enter your name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to you.
2.Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, until your RSUs are settled in accordance with Section 1 (Vesting and Settlement) of this Agreement, you may not sell, transfer or encumber your RSUs (or any rights relating to your RSU) in any way. Any attempt to sell, transfer or encumber your RSUs (or any rights relating to your RSU) is wholly ineffective and, if you make any such attempt, you will automatically forfeit your RSUs and all of your rights to the RSUs will immediately terminate without any payment or consideration by the Company or any Affiliate.
3.Rights as Shareholder; Dividend Equivalents. You do not have any rights as a shareholder with respect to the shares of Common Stock underlying your RSUs unless and until your RSUs vest and are settled by the issuance of shares of Common Stock. Upon and following the settlement of your RSUs, you will be the record owner of the shares of Common Stock issued in settlement of your RSUs and you will be entitled to all rights of a shareholder of the Company (including voting rights) unless and until you sell or otherwise dispose of such shares.

If, prior to an unvested RSU’s settlement date, the Company declares a dividend on the shares of Common Stock, the Company will credit an account with an amount equal to the dividends that would have been paid to you had you been issued one share of Common Stock on the Grant Date for each unvested RSU (“Dividend Equivalents”). Dividend Equivalents shall be subject to the same vesting and forfeiture restrictions as the unvested RSUs to which they are attributable and shall be paid on the same date that the unvested RSUs to which they are attributable are settled in accordance with Section 1. To the extent vested, Dividend Equivalents credited to your account shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of the Dividend Equivalents, if any.
4.No Right to Continued Service. Neither the Plan nor this Agreement confers upon you any right to be retained in any position with the Company or any Affiliate. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company or any Affiliate to terminate your service at any time, with or without cause.
5.Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, your RSUs shall be adjusted or terminated in any manner as contemplated by Section 5 of the Plan.
6.Taxes. To the extend required by any applicable federal, state or local law, you are required to pay to the Company, and the Company has the right to deduct from any compensation paid to you pursuant to the Plan, the amount of any required withholding taxes in respect of your RSUs and to take all other action as the Committee deems necessary to satisfy all obligations for the payment of withholding taxes. The Committee may permit you to satisfy any applicable federal, state or local tax withholding obligation by any of the means provided in Section 16 of the Plan, including but not limited to the Company withholding from delivery of shares of Common Stock.
Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding, the ultimate liability for all such taxes is and remains your responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any such taxes in connection with the grant, vesting or settlement of your RSUs or the subsequent sale of any shares; and (b) does not commit to structure your RSUs to reduce or eliminate your tax liability.
This Agreement is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Code Section 409A. Notwithstanding the foregoing, neither the Company nor any Affiliate makes any representations that the payments and benefits provided under this Agreement comply with Code Section 409A and in no event shall the Company nor any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Code Section 409A.
7.Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and you with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred prior to the effective date of the Company’s Form S-8 Registration Statement and unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
8.Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Company’s Chief People Officer at the Company’s principal corporate offices. Any notice required to be delivered to you shall be in writing and addressed to your address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
9.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.
10.Interpretation. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. Either party must submit any dispute regarding the interpretation of this Agreement to the Committee for review. The Committee’s resolution of any dispute is final and binding on both parties.
11.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the Company’s successors and assigns. Subject to the restrictions on transfer, this Agreement will be binding upon you and your beneficiaries, executors, administrators and the person(s) to whom your RSUs may be transferred by will or the laws of descent or distribution.
12.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
13.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of your RSUs in this Agreement does not create any contractual right or other right to receive any RSUs or other awards in the future. Future awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of your service with the Company or any Affiliate.
14.Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel your RSUs, prospectively or retroactively; provided, that, no such action shall adversely affect your material rights under this Agreement without regard to this Section 14 without your consent.
15.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by electronic means will have the same effect as physical delivery of the paper document bearing an original signature.

16.Acceptance. You hereby acknowledge receipt of a copy of the Plan and this Agreement. You have read and understand the terms and provisions the Plan and this Agreement, and accept your RSUs subject to all of the terms and conditions of the Plan and this Agreement .
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